Exhibit 99.1

Boise Cascade Company
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact Chris Forrey investor@bc.com	Media Contact Amy Evans mediarelations@bc.com
For Immediate Release: January 16, 2025
Boise Cascade names Jeff Strom new chief operating officer

BOISE, Idaho – Boise Cascade Company (Boise Cascade) (NYSE: BCC) announced today that Jeff Strom will become its new chief operating officer (COO), effective January 20, 2025. This new role will oversee the operations for the company’s Wood Products and Building Materials Distribution (BMD) divisions.

Jeff joined Boise Cascade in 2006. He served in many key roles and leadership positions over the years, including Vice President and General Manager of BMD’s Eastern Region. Most recently, he served as the Executive Vice President of BMD. Jeff holds a bachelor’s degree in management from the Georgia Institute of Technology. He serves on the board of trustees for the Boise Valley Habitat for Humanity.

“It is a privilege to lead the operations for our company,” said Strom. “I am excited to start in this new role with a focus on operational excellence, strategic market growth, and exceptional customer service. Our integrated business model truly is our competitive edge, and I look forward to continuing to leverage that advantage to create even more opportunities for our company in the future.”

CEO Nate Jorgensen said: “This new addition to our executive leadership team is an important part of our effort to achieve even greater operational excellence across both our businesses. It is also part of our intentional and strategic succession planning process.”

“On behalf of our company and our board, I want to congratulate Jeff on his new role,” said Tom Carlile, board chair. “Jeff is an outstanding leader who personifies our company’s values. His expertise and leadership in this new role will further strengthen our ability to deliver outstanding service and results to our customers, suppliers, and shareholders.”

About Boise Cascade

Boise Cascade is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Forward-Looking Statements

This press release contains statements that are “forward looking” within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual events to differ from the expectations expressed in this release. Factors that could cause actual events to differ materially from forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.